EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements of our reports dated February 9, 2024, relating to the financial statements of Healthpeak Properties, Inc. and the effectiveness of Healthpeak Properties, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K, for the year ended December 31, 2023.
We consent to the incorporation by reference in the following Registration Statements:
•Form S-3ASR, File No. 333-276954, related to the unlimited shelf registration of common stock, preferred stock, depositary shares, warrants, debt securities and guarantees of Healthpeak Properties, Inc. and debt securities and guarantees of Healthpeak OP, LLC;
•Form S-4, File No. 333-276055, as amended, related to the issuance of common shares of Healthpeak Properties, Inc. in connection with the proposed merger with Physicians Realty Trust;
•Form S-8, File No. 333-271514, related to the Healthpeak Properties, Inc. 2023 Performance Incentive Plan; and
•Form S-8 POS, File No. 333-195735, related to securities to be offered to employees under the Healthpeak Properties, Inc. 2014 Performance Incentive Plan, as amended and restated.

/s/ DELOITTE & TOUCHE LLP
Costa Mesa, California
February 9, 2024